PERFORMANCE SHARE UNIT AWARD AGREEMENT UNDER THE
GXO LOGISTICS, INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

    This Performance Share Unit Agreement (this “Award Agreement”), dated as of [DATE], (the “Grant Date”), between GXO LOGISTICS, INC., a Delaware corporation (the “Company”), and [NAME] sets forth the terms and conditions of an award of [NUMBER] performance share units (this “Award”) that are subject to the terms and conditions specified herein (each such performance share unit, a “PSU”) and that are granted to you under the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.01 par value (each, a “Share”), or cash, as set forth in Section 3 of this Award Agreement.

SECTION 1. The Plan. This Award is made pursuant to the Plan and, to the extent applicable, the GXO Logistics, Inc. (“GXO”) Global Appendix (“Global Appendix”), all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Global Appendix on the other, the terms of the Plan shall govern. By accepting this Award, you shall have confirmed your acceptance to the terms and conditions of this Award Agreement and the Global Appendix.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

    “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” means your: (i) gross negligence or willful failure to perform your duties hereunder or willful refusal to follow any lawful directive of the officer to whom you report; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company or any Subsidiary; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company or any Subsidiary; (iv) breach of any term of any Employment Agreement or any Confidential Information Protection Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company or any Subsidiary; (v) failure to provide the Company or any Subsidiary with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company or any Subsidiary; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any Subsidiary or any of their directors, managers, officers or employees, if the Company or any Subsidiary requests your cooperation; (viii) failure to follow Company’s code of conduct or ethics policy, and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

    “Confidential Information Protection Agreement” means any individual Employment Agreement or other agreement between you and the Company or any Subsidiary that has any non-competition, non-solicitation, non-disparagement, non-disclosure, intellectual property assignment or confidentiality provisions.

    “Determination Date” means the date following the completion of the Performance Period on which the Committee certifies the level of achievement of the applicable Performance Goals, which shall be no later than March 10 immediately following the Performance Period.

    “Employment Agreement” means any individual offer letter or employment agreement between you and the Company or any Subsidiary.

    “Good Reason” means, without first obtaining your written consent: (i) a material reduction of your annual base salary from that in effect immediately prior to the Change of Control (or if higher, that in effect at any time thereafter), other than pursuant to a general reduction in annual base salary that applies on a uniform basis to all employees of the Company or an Affiliate (if you are an employee of an Affiliate) who are similarly situated to you; (ii) a material reduction in your target annual cash bonus opportunity from that in effect immediately prior to the Change of Control (or, if higher, that in effect at any time thereafter); or (iii) a material, adverse change in your title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change of Control; provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, you will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If you do not terminate employment during such 30-day period, you will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.

    “Performance Goal” means the Performance Goals set forth in Exhibit A to this Award Agreement.

    “Performance Period” means [ ].

    “Pro Rata Percentage” means the percentage calculated by dividing (i) the number of days between the Grant Date through the date your employment is terminated by (ii) the number of days in the Performance Period.

    “Service Vesting Date” means [ ].

    “Settlement Date” means as soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 3 but in no event later than seventy-five (75) days after such applicable Vesting Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code for Holders subject thereto).

    “Vesting Date” means the date on which both the service requirement and the Performance Goals are met as forth in Section 3(a) of this Award Agreement.

SECTION 3. Vesting Schedule and Settlement.

(a) Vesting. Except as otherwise provided in this Award Agreement, subject to (i) your continued employment with the Company through the Service Vesting Date, and (ii) subject to the achievement of the Performance Goals set forth in Exhibit A of this Award Agreement as determined at the sole discretion of the Compensation Committee, you shall vest in the PSUs subject to this Award Agreement on [ ]. Except as otherwise provided in this Award Agreement, no PSUs shall be earned and payable unless the Committee has certified the level of achievement of the applicable Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the applicable Performance Goals. Any PSUs that do not vest upon the conclusion of the Performance Period shall be forfeited immediately following the conclusion of the Performance Period.

(b) Termination of Employment. Your employment with the Company and its Affiliates shall be deemed to terminate as of the date you are no longer actively providing services to the Company or any of its Affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable laws or the terms of your employment or other service agreement, if any) and shall not, subject to applicable laws, be extended by any required notice period (e.g., garden leave). Notwithstanding anything to the contrary in this Award Agreement or the Plan:

(i) if your employment terminates by reason of your death, you shall vest in the greater of (A) the number of PSUs based on the actual achievement of the Performance Goals the Compensation Committee in its sole discretion determines can be measured at such time, and (B) the number of PSUs that would vest based on the Performance Goals being achieved at target performance at the time of your death. To the extent that the Compensation determines that the actual achievement of the Performance Goals cannot be determined at such time, you shall vest based on the Performance Goals being achieved at target performance at the time of your death. Any portion of this Award that does not vest pursuant to this Section 3(b)(i) shall be forfeited;

(ii) if your employment is terminated by the Company or any Subsidiary for Cause or if you resign for any reason, all unvested PSUs shall be immediately forfeited;
(iii) subject to the Release Requirement in Section 3(c), if your employment terminates for any reason not described in clauses (i), (ii) or (iv) of this Section 3(b), you shall remain eligible to vest in a prorated portion of the PSUs, based on the level of achievement of the Performance Goals for such Performance Period multiplied by the Pro Rata Percentage, which vesting shall occur on the Determination Date, and the remainder of this Award shall be forfeited; or

(iv) in the event that your employment is terminated by the Company without Cause or by you for Good Reason at any time following a Change of Control, you shall vest in the greater of (A) the number of PSUs based on the actual achievement of the Performance Goals the Compensation Committee in its sole discretion determines can be measured at such time, and (B) the number of PSUs that would vest based on the Performance Goals being achieved at target performance. To the extent that the Committee determines that the actual achievement of the Performance Goals cannot be determined at such time, you shall vest based on the Performance Goals being achieved at target performance. Such vesting shall occur at such time your employment terminates. Any portion of this Award that does not vest pursuant to this Section 3(b)(iv) shall be forfeited.

(c) Release Requirement. To the extent permissible under applicable law, the Company may, at the Company’s sole discretion, condition the vesting treatment set forth in

Section 3(b)(iii) upon your (or your estate’s) timely execution, delivery and non-revocation of a general release of claims against the Company and each Subsidiary and Affiliate of the Company in a form to be provided by the Company (the “Release”) and your continued compliance with any Confidential Information Protection Agreement (the “Release Requirement”). If you are a taxpayer in the United States, to the extent the Release Requirement is applicable, the Release shall be delivered to you (or your estate’s) within fourteen (14) business days following the termination date, and you shall have seven (7) days thereafter (or up to 45 days, if necessary to comply with applicable law) to execute and deliver the Release to the Company (the “Release Period”).

(d) Settlement of PSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) if not prohibited under the terms of the Global Appendix, a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each PSU that has vested in accordance with the terms of this Award Agreement; provided that, subject to the foregoing, the Company shall have sole discretion to determine whether to settle such PSUs in Shares, cash or a combination thereof.

SECTION 4. Forfeiture of PSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and your Confidential Information Protection Agreement) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any Subsidiary, your rights with respect to the PSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the PSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any PSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six (6) months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award Agreement unless and until Shares are actually issued in book-entry form to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of PSUs. Unless otherwise provided by the Committee in its discretion, PSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment, or other encumbrance of PSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Tax Obligations.

(a) You acknowledge that, regardless of any action taken by the Company, or, if different, the Affiliate of the Company that employs you (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related items resulting from the PSUs (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, your acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of:
(i) withholding from your wages or other cash compensation payable to you by the Company or its Affiliates;
(ii) withholding Shares that otherwise would be issued to you when your PSUs are settled;
(iii) withholding from proceeds of the sale of Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);
(iv) requiring you to make a payment in cash or by check;
(v) reducing the amount of any cash otherwise payable to you with respect to the PSUs (if any);
(vi) any other method of withholding approved by the Company and to the extent required by applicable laws or the Plan, approved by the Committee; or
(vii) and in each case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided, however, that, unless otherwise determined by the Committee, if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be through a withholding of Shares under (ii) above.
(c) Notwithstanding any contrary provision of the Plan or this Award Agreement, if you fail to make satisfactory arrangements for the payment of any withholding tax liability when due, the Company may refuse to issue or deliver the Shares or treat some or all of the PSUs and the Shares underlying the PSUs as forfeited.
SECTION 8. Trade Monitoring Policy.  You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy”).  The Company’s preferred broker is currently Morgan Stanley.  Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein.  You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

SECTION 9. Currency Risk. You accept that if the Shares subject to your Award are traded in a currency which is not the currency of your jurisdiction, the value of the Shares may be affected by movements in the exchange rate. No member of the GXO group of companies is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer or money.

SECTION 10. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PSUs and the Shares issuable thereunder, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
SECTION 11. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 11 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 11, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 11, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 11. In connection with making determinations under this Section 11, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

SECTION 12. Code Section 409A; No Deferral of Compensation. Neither the Plan nor this Award Agreement is intended to provide for the deferral of compensation within the meaning of Code Section 409A. If the Company determines that this Award Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of Code Section 409A, the Company may, at the Company’s sole discretion and without your consent, amend the Award Agreement to cause the terms and conditions of the Award Agreement to comply with Code Section 409A or be exempt from Code Section 409A. If it is determined that this Award is subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from

Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service. If it is determined that this Award is subject to Section 409A and the Release Period set forth in Section 3(c) of this Award Agreement crosses tax years, then the Settlement Date shall occur in the second tax year. Notwithstanding the foregoing, in no event shall the Company or its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred you on account of non-compliance with Code Section 409A.

SECTION 13. Nature of the Award. By accepting the PSUs, you acknowledge, understand and agree that:
(a) Voluntary and Discretionary. The Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b) Consents. Your rights in respect of the PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan;

(c) US Company Plan. The Plan is offered and administered by GXO Logistics, Inc., a US incorporated company, and not by your Employer (if different);

(d) US Plan Documents. All documents related to the Plan, including the Plan rules and this Award Agreement and the links by which you access these documents, are originated and maintained in the US;
(e) Exceptional and Occasional Benefit. The grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past. All decisions with respect to future grants of PSUs or other grants, if any, will be at the sole discretion of the Company;
(f) No Employment or Service Rights. The PSUs and your participation in the Plan shall not create a right of employment or other service relationship with the Company and shall not be interpreted as forming or amending an employment or service contract with the Company or the employing company (if different). Further, the PSUs and your participation in the Plan shall not interfere with the ability of the Company, the employing company (if different) or any Affiliate, as applicable, to terminate your employment or service relationship (if any);
(g) Voluntary Plan Participation. You are voluntarily participating in the Plan;
(h) PSUs Not In Lieu of Other Compensation. The PSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments. Further, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation. Unless otherwise agreed with the Company, the PSUs and the Shares underlying the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a Director of an Affiliate of the Company.
(i) Uncertain Future Value. The future value of the Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty.
(j) No Entitlements. No claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). In consideration for, and as a condition of your Award, you waive any and all rights to compensation or damages in consequence of the termination of your employment for any reason whatsoever insofar as those rights arise or may arise from you ceasing to have rights under, or be entitled to receive payment in respect of, the Plan as a result of such termination, or from the loss (actual or potential) or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to wrongful or unfair dismissal. Unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
SECTION 14. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 15. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive. You acknowledge that you are not automatically entitled to the exercise of any discretion under the Plan in your favor and you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage.

SECTION 16. Dispute Resolution.
(a) Jurisdiction and Venue. Any claim initiated by you arising out of or relating to this Award Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except the extent that the Company or any Subsidiary seeks injunctive relief pursuant to an Employment Agreement, Confidential Information Protection Agreement, or other individual agreement between you and the Company or any Subsidiary, any claim initiated by the Company arising out of or relating to this Award Agreement, or the breach thereof, shall, at the election of the Company be resolved in accordance with this Section 16. You hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment or award obtained by the Company. You waive, to the fullest extent permitted by applicable law, any objection which you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 16 and agree that you shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. You agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 16 shall be conclusive and binding upon you and may be enforced in any other jurisdiction.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 16, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 17. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	GXO Logistics, Inc. Two American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 18. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 19. Consent to Electronic Delivery and Participation. By accepting the PSUs, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of this Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications, or information related to the PSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You may request that hard copies of any Plan-related documents be provided, free of charge, by contacting gxoequityadmin@GXO.com.

SECTION 20. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 21. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing provision, that this Award Agreement and the PSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 22. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by electronic signature or “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

GXO LOGISTICS, INC.
By:
Name:    Maryclaire Hammond
Title:    Chief Human Resources Officer

Date:

[INSERT EMPLOYEE NAME]

By:
Signature

Date:

[EXHIBIT A – PERFORMANCE GOALS]

GXO Logistics, Inc. (“GXO”)
Global Appendix (shares)

Capitalised terms not otherwise defined in this global appendix document (the “Appendix”) have the meanings given in the rules of the GXO 2021 Omnibus Incentive Compensation Plan (the “Plan”) and the Award Agreement, as applicable. You are the “Participant” for the purposes of this document. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Appendix on the other, the terms of the Plan shall govern.
Terms and Conditions
This Appendix includes special and/or additional terms and conditions that govern the PSUs granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below. Part A including terms and conditions that apply to Participants in all jurisdictions, and Part B includes country-specific terms and conditions. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Agreement. If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of the Award, or is considered resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
Notifications
This Appendix also includes information regarding tax, securities law, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the PSUs vest or Shares acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of the Award, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.
A. PROVISIONS APPLICABLE TO ALL EMPLOYEES
The Participant acknowledges, accepts and agrees each of the following:
1.Adequate Information
That the Participant has been given, has read, and understands, all relevant information and materials with respect to the terms and conditions of the Award as set out in the Plan rules. Participants acknowledge that the information and materials provided do not take into account individual objectives, financial situation or needs and that if a Participant does not understand the contents of the Plan documents, or is in any doubt, they should consult an independent authorised financial adviser.
2.No Public Offer
That the grant of an Award is strictly private and personal to the Participant and rights under the Plan may not be transferred, disposed of or assigned unless expressly confirmed by GXO in writing.
That the Plan is not intended to constitute a public offering in any jurisdiction. The Award has not been reviewed or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in a local jurisdiction. It should not be made public or transmitted to any third party. The Participant should therefore keep all Plan-related documents confidential and the Participant may not reproduce, distribute or otherwise make public any such documents without GXO’s express written consent.
3.Tax Obligations
That the Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant's jurisdiction(s). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
4.Independent Advice Recommended
That the information provided by GXO, the Participant’s employer nor any person or entity acting on their behalf, including its service providers, in respect of the Plan, and any other benefit program offered by GXO, does not take into account the individual circumstances of recipients and does not constitute investment advice. The Plan involves certain risks and Participants are advised to exercise caution in relation to the Award. Participants should consult their own independent legal, financial and tax advisors in all cases.
That neither the Participant’s employer nor any person or entity acting on behalf of the Participant’s employer has provided the Participant with financial advice with respect to the Award or the shares acquired upon settlement of the Award and the Participant is not guaranteed a specified level of return on the Award or the shares. If an Award is related to any GXO shares there is a risk that they may fall as well as rise in value. More information in relation to GXO, including the share price, can be found at https://www.GXO.com/.
5.Exchange Control, Reporting Requirements and Resale Obligations
That, under local exchange or currency controls, the Participant will be solely responsible for complying with any notification, approval and/or repatriation obligations which apply with respect to an Award and neither GXO nor the Participant’s employer will be responsible on their behalf. GXO accepts no responsibility for the Participant’s failure to comply, or delay in complying with, such requirements. Participants should seek independent professional advice if Participants are unsure about obligations as a result of participation in the Plan.
That among other things, such obligations may affect the Participant’s ability to hold foreign shares, bring shares into the Participant’s jurisdiction, reinvest dividends, and receive dividends, share sale proceeds and other payments in a local or foreign account. The Participant may further be subject to local securities law and/or exchange control restrictions on the transfer and resale of shares. The Participant is responsible for ensuring compliance with any individual obligations that may apply to the Participant in connection with the Plan and GXO recommends that the Participant obtain independent legal advice in this regard.
6.Data Protection Privacy Notice
That, if the Participant is located inside of the EEA, any data protection policy (or policies) of GXO or any Group Member and/or data privacy notice(s) that are applicable to the Participant will apply to the processing of the Participant’s personal data. The GXO Employee Data Protection Privacy Notice can be found on myGXO.GXO.com under Career/Policies.
That, if the Participant is located outside of the EEA, the processing of the Participant’s Data may be governed by local and/or other international laws, as well as the General Data

Protection Regulation (GDPR) as mentioned in the GXO Employee Privacy Notice. By participating in one of the GXO’s share plans, the Participant is deemed to consent to the processing of the Participant’s personal data, in accordance with any data protection policy (or policies) of GXO or any Group Member and/or data privacy notice(s) that are applicable to the Participant. The GXO Employee Data Protection Privacy Notice can be found on myGXO.GXO.com under Career/Policies.
7.Insider Trading/Market Abuse Laws
That the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares or rights to the Shares, or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Participant before possessing the inside information. Furthermore, the Participant may be prohibited from (a) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (b) “tipping” third parties or otherwise inducing them to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant is advised to speak to the Participant’s personal advisor on this matter.
8.Language
That the Participant is sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
B.    PROVISIONS APPLICABLE TO EMPLOYEES IN PARTICULAR JURISDICTIONS
1.Belgium
1.1Foreign Asset / Account Reporting. Belgian residents are required to report any securities held (including Shares) or bank accounts opened outside Belgium (e.g., any brokerage account opened in connection with the Plan) in their annual tax return. Furthermore, Belgian residents will also be required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption.
1.2Annual Securities Account Tax. An annual securities tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., Shares acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30, and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. The Participant should consult with a personal tax or financial advisor for additional details on the Participant's obligations with respect to the annual securities tax.
2.Canada
8.1English language
By accepting the Award, the Participant acknowledges that the Participant has expressly requested that all documents evidencing or relating in any way to the grant of the Award (including, for greater certainty, any confirmation or any notice) will be in the English language only.
Si vous êtes résident de Québec, vous reconnaissez, en acceptant l'allocation effectuée à votre profit, avoir expressément exigé que tous les documents relatifs à cette allocation ou s'y rapportant de quelque manière que ce soit (incluant, pour plus de certitude, toute confirmation ou tout avis) soient rédigés en anglais uniquement.
8.2Securities laws
In addition to any restrictions on resale and transfer noted in the Plan documents, Shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such Shares.
By accepting the Award, the Participant represents and warrants to GXO that their participation in the Plan is voluntary and that they have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.
8.3Settlement in Shares Only
Notwithstanding any term in the Plan or the particular Award Agreement, an Award received by a Canadian resident Participant shall only be settled in Shares, and not in cash or any other property.
8.4Termination of Employment
8.4.1By accepting the Award, the Participant acknowledges that the Participant has read and understood Section 3(b) (“Termination of Employment”) in the Award Agreement and that if the Participant's employment is terminated, in certain circumstances the PSUs may be forfeited (for example, where the employment is terminated for cause).
8.4.2The following provision replaces the first sentence of Section 3(b) of the Award Agreement:
For purposes of the PSUs, the Participant’s termination of employment occurs and, unless otherwise expressly provided in this Award Agreement or otherwise determined by the Company, the Participant’s right to vest in any portion of the PSUs under the Plan, if any, will terminate, as of the date that is the earliest of:
(i) the date on which the Participant’s employment or service to the Company or any Affiliate is terminated,
(ii) the date the Participant receives written notice of termination from the Company or the Employer, or
(iii) the date the Participant is no longer actively employed by, or actively providing services to, the Company or any Affiliate (except where such inactive service results from a leave of absence that is required to be provided to the Participant under applicable law), and in each case: (i) regardless of the reason of such cessation or termination; (ii) whether or not such cessation or termination is (or is later found to be) unlawful, or invalid, or in breach of applicable laws (including, but not limited to, employment-related statutory and/or common and/or civil law, or other laws or rules in the jurisdiction where the Participant is providing services), or in breach of the terms of the Participant’s employment or service agreement, if any.
For clarity, in each case, such date will be determined regardless of (and will not be extended by) any notice period or severance period or period of compensation in lieu of such notice or period of “garden leave” or any similar period to which the Participant claims to be entitled, whether mandated under applicable laws (including, but not limited to, employment-related statutory law and/or common law and/or civil law), or claimed by the Participant under the terms of the Participant’s employment or service agreement (if any), or claimed by the Participant on any other basis whatsoever. The Committee shall have exclusive discretion to determine when the Participant ceases to be an employee or is no longer actively employed for purposes of the Participant’s participation in the Plan (including whether the Participant may still be considered to be providing services while on a leave of absence that is not required to be provided to the Participant under applicable law).
8.5Foreign Asset / Account Reporting. Foreign specified property, including Shares and rights to receive Shares (e.g., PSUs), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s foreign specified property exceeds C$100,000 at any time during the year. Thus, PSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property the Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
3.China
3.1Settlement in Cash Only. The following provision applies to the Participant to the extent that the Company, in its discretion, determines that the Participant's participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”):
Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the PSUs do not provide any right for the Participant to receive Shares. The Participant shall receive only a cash payment in an amount equal to the value of the Shares on the Settlement Date based on the number of Shares determined under the Award Agreement (less any Tax-Related Items).
Cash payments made to the Participant pursuant to the Award Agreement will be made to the Participant through the payroll of the Employer in China. In no event shall any payments to be made to the Participant pursuant to the Award Agreement be made into an account outside of China. Further, in no event shall any funds be transferred to China from outside China specifically to satisfy any payments made to the Participant pursuant to the Award Agreement. The Company reserves the right to make any necessary adjustments to the PSU Award and to require the Participant to sign any additional agreements or undertakings that may be necessary to effectuate this provision. Any provisions in this Award Agreement referring to the issuance of Shares pursuant to vested PSUs shall not be applicable to the Participant, and the Participant may not receive or hold Shares in connection with the PSUs granted under the Plan, so long as the Participant is subject to exchange control restrictions in China.
The Participant acknowledges that, even though the Participant receives only a cash payment upon settlement of the PSUs, he or she may still be subject to certain exchange control requirements under local laws. The Participant should consult with his or her legal advisor to ensure compliance with any exchange control obligations arising from the Participant’s participation in the Plan.
4.France
4.1PSU Type. The shares granted under the Plan do not qualify for special tax and social security regimes. Consequently, their tax and social security treatment will be as follows:
–The PSU gain is taxed as a salary at the date giving rise to taxation, i.e. at vesting regardless of the fact the shares have been sold or not. This gain is therefore subject to a withholding tax in the same way as a salary and other benefits in kind.
–The gain must be reported in the gross salary and subject to social security charges
4.2Language Consent. By accepting the grant of the PSUs, the Participant confirms having read and understood the documents related to the grant (the Award Agreement and the Plan), which were provided in the English language.  The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution du droit sur des actions assujetti à des restrictions (“PSUs”), le Participant confirme avoir lu et compris les documents relatifs à l’attribution (le Contrat et le Plan) qui ont été fournis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
4.3Foreign Asset / Account Reporting. French residents may hold Shares acquired under the Plan outside France, provided they declare all foreign accounts, whether open, current, or closed, in the their income tax return.
5.India
5.1Settlement in Cash Only. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the PSUs do not provide any right for the Participant to receive Shares. The Participant shall receive only a cash payment in an amount equal to the value of the Shares on the vesting date based on the number of Shares determined under the Award Agreement (less any Tax-Related Items).
6.Italy
6.1Plan Document Acknowledgment. By accepting the PSUs, the Participant acknowledges that he or she has received a copy of the Plan, the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix in their entirety and fully understands and accepts all provisions of the Plan, the Award Agreement, including this Appendix.
The Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Award Agreement: (i) Vesting and Settlement (ii) Forfeiture of PSUs; (iii) Non-Transferability of PSUs; (iv) Tax Obligations; (v) Dispute Resolution; (vi) Governing Law; (vi) Consent to Electronic Delivery and Participation; and (viii) Nature of Award.
6.2Foreign Asset / Account Reporting. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

7.Mexico
7.1Securities Law Notice. The Shares underlying your Award have not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The Plan documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing labor relationship with a Mexican GXO subsidiary and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees of a Mexican GXO subsidiary and any rights under the Plan may not be assigned or transferred. The Shares underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.
7.2Plan Document Acknowledgement
By accepting the PSUs, the Participant acknowledges that he or she has received a copy of the Plan, and the Award Agreement, including this Appendix, which the Participant has reviewed. The Participant acknowledges further that he or she accepts all the provisions of the Plan and the Award Agreement, including this Appendix. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the "Nature of Award" Section of the Award Agreement, which clearly provides as follows:
(1)    Participant’s participation in the Plan does not constitute an acquired right;
(2)    The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary basis;
(3)    Participant’s participation in the Plan is voluntary; and
(4)    The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any Shares acquired at vesting and settlement of the PSUs.
Reconocimiento del Documento del Plan
Al aceptar las Unidades de Acciones Restringidas (PSUs, por sus siglas en inglés), el Participante reconoce que ha recibido una copia del Plan el Acuerdo, con inclusión de este Anexo, que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan y en el Acuerdo, incluyendo este Anexo. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección “Naturaleza de la Subvención” del Acuerdo, que claramente dispone lo siguiente:
(1)    La participación del Participante en el Plan no constituye un derecho adquirido;

(2)    El Plan y la participación del Participante en el Plan se ofrecen por la Compañía en su discrecionalidad total;
(3)    Que la participación del Participante en el Plan es voluntaria; y
(4)    La Compañía y sus Subsidiarias y Afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas al conferir las PSUs.
7.3Labor Law Policy and Acknowledgment
By accepting the PSUs, the Participant expressly recognizes that the Company, with registered offices at Two American Lane, Greenwich, Connecticut 06831, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is an Affiliate of the Company in Mexico (“GXO Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the employer, GXO Mexico, and do not form part of the employment conditions and/or benefits provided by GXO Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, and its subsidiaries, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.
Política Laboral y Reconocimiento
Al aceptar las PSUs, el Participante expresamente reconoce que la Compañía, con sus oficinas registradas y ubicadas en Two American Lane, Greenwich, Connecticut 06831, U.S.A.., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es una Afiliada de la Compañía (“GXO Mexico”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, GXO Mexico, y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por GXO Mexico, y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan se ha resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.
Finalmente, el Participante por este medio declara que no se reserva ninguna derecho o acción en contra de la Compañía por cualquier compensación o daños y perjuicios en relación de las disposiciones del Plan o de los beneficios derivados del Plan, y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, y sus filiales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.
8.Netherlands
9.Poland
9.1Exchange Control Notification. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland.
Further, if the Participant transfers funds in excess of €15,000 (or PLN15,000 if the transfer of funds is connected with the business activity of an entrepreneur), the funds must be transferred via a bank account in Poland. The Participant is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
10.Romania
10.1Language Consent. By accepting the PSU Award, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Award Agreement and the Plan), which were provided in the English language. Participant accepts the terms of those documents accordingly.
Consimtamant cu Privire la Limba. Prin acceptarea acordarii de PSU-uri, Participantul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare (Acordul PSU si Planul), care au fost furnizate in limba engleza. Participantul accepta termenii acestor documente in consecinta.
10.2Exchange Control Notification. If the Participant deposits the proceeds from the sale of Shares acquired under this Plan in a bank account in Romania, the Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Participant should consult his or her personal legal advisor to ensure compliance with applicable requirements.
11.Russian Federation
11.1Non-Russian Transaction. The Participant understands that the PSUs shall be valid and the Award Agreement shall be concluded and become effective only when the Award Agreement is received by the Company in the United States. Upon vesting of the PSUs, any Shares to be issued to the Participant shall be delivered to the Participant through a bank or brokerage account in the United States.
11.2Securities Law Information. This Appendix, the Award Agreement, the Plan and all other materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
11.3Exchange Control Information. The Participant understands that, under exchange control regulations in Russia, he or she may be required to repatriate certain funds to the Participant’s bank account in Russia prior to using those funds for any purpose, including reinvestment. If the repatriation requirements apply, such funds must be initially credited to the Participant through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. The Participant should consult with his or her personal legal advisor to determine whether the repatriation or other exchange control requirements apply and to ensure compliance with such requirements.
12.Singapore
12.1Sale Restriction. In the event the PSUs vest and Shares are issued to the Participant (or the Participant's heirs) within six months of the date of grant, the Participant (or the Participant's heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the date of grant, unless such sale or offer to sell in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
12.2Securities Law Information. The grant of the PSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
13.United Kingdom
13.1Tax Obligations. The following provision supplements Section 7 (“Tax Obligations”) of the Award Agreement:
The Participant agrees to indemnify the Company and/or the Employer for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority) on the Participant’s behalf and authorizes the Company and/or the Employer to recover such amounts by any of the means set out in Section 7 of the Award Agreement. The Participant also agrees to be liable for any Tax-Related Items related to the PSUs and legally applicable to him or her, and hereby covenants to pay any such Tax-Related items as and when requested by the Company, the Employer or by HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee national insurance contributions due on this additional benefit.